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 FORM 4                                                                                                        OMB Approval
                                             U.S. SECURITIES AND EXCHANGE COMMISSION                    ---------------------------
[ ] CHECK THIS BOX IF NO LONGER                     WASHINGTON, D.C. 20549                              OMB Number 3235-0287
    SUBJECT TO SECTION 16. FORM                                                                         Expires: April 30, 1997
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(b).                                                                     hours per response.... 0.5

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
Pinkas       Robert            P       |    Brantley Capital Corporation (BBDC)            |     __x__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     __x__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |         Chief Executive Officer
                                       |     of Reporting        |                         |      --------------------------------
                                       |     Person (Voluntary)  |    2/1997               |----------------------------------------
19100 S Park Blvd                      |                         |-------------------------|   7. Individual or Joint/Group Filing
---------------------------------------|                         |  5. If Amendment,       |         (Check Applicable Line)
             (Street)                  |                         |     Date of Original    |  ___ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  ___ Form filed by more than one
Shaker Heights   Ohio          44122   |  ###-##-####            |                         |      Reporting Person
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(City)          (State)          (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 2/10/97       |  P    |       |  110   |  A   |  9.50    |  40,684.5   |  D      |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
(Print or Type Responses)                                                                                            SEC 1474 (8-92)
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